Exhibit 10.2

CONFIDENTIAL

                Lausanne, June 1st, 2020
Martin King

Dear Mr. King,

This letter confirms the terms and conditions of your employment effective as of June 1st, 2020 (the “Effective Date”) with Philip Morris Services S.A. (“the Company”).

Compensation

Your gross annual base salary will be CHF 845,004.-- corresponding to your grade, which is 25. Your base salary will be paid in twelve (12) equal monthly installments and reviewed annually, for the first time on April 1st, 2021.

Incentive Compensation Award Program

As a grade 25 employee, you will be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors of Philip Morris International Inc. pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual IC award target that assumes a PMI company performance rating and an individual performance rating of 100.

As a grade 25 employee, for 2020 your target is 100% of your annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 1.

Stock Award Program

As a grade 25 employee, you will be eligible to participate in the Stock Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors of Philip Morris International Inc. pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual stock award target that assumes an individual performance rating of 100.

As a grade 25 employee, for 2020 your target is 175% of your annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 2.

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

The Incentive Compensation and Stock Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.

Fidelity premium

For each completed year of service, the Company pays a cumulative bonus of CHF 150.-- on each anniversary of the Service Date (as defined in this contract), up to a maximum of CHF 3'000.-- for 20 years of service.

Pension Fund

In accordance with the Swiss Federal Pension Law (“LPP”), you will remain a member of the “Caisse de pension Philip Morris en Suisse” (the “Pension Fund”), providing old age, disability, and survivor’s benefits. For further details, please refer to the Pension Fund regulations.

Your contribution to the Pension Fund will be deducted each month from your salary according to the current Pension Fund regulations.

Other benefits

For the purpose of benefits which are linked to seniority in the Company, but with the exception of Pension Fund affiliation, your initial entry date into Philip Morris International Inc. or its subsidiaries will be taken into account, i.e. June 3rd, 1991 (the “Service Date”).

Accident Insurance

In accordance with Swiss law (LAA) employees are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is paid for by the Company.

Health Insurance

You will join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full-time student or apprentices) are enrolled into this group health insurance scheme. Global Mobility department will provide you full details of the coverage.

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Salary continuation in the event of sickness

Subject to the regulations of the Company’s insurer, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is paid for by the Company.

Life Insurance

In accordance with the regulations of the Company’s insurer and, where applicable, in coordination with the Pension Fund, you are provided with an insurance cover in case of death and permanent disability paid for by the Company.

Vacation

You will be entitled to the greater of the number of days determined by applicable Home or Host Country Affiliate vacation practice.
Your entitlement to public holidays will be in accordance with local office practice.

Privacy policy and data protection

These provisions complement the provisions on data protection in the Company’s Employee Privacy Statement.

The Company will, in the course of its business, process (which includes collecting, storing, using and transferring):

(a)
personal data relating to you (for example, personnel details, bank account information, automated records of your use of information systems, or information required for building access control systems);

(b)
personal data that you provide to the Company relating to other persons (“Your Contacts”) such as your partner or other family members (for example contact details or information in connection with employee benefits); and

(c)
sensitive personal data relating to you or Your Contacts where this is necessary for the administration of your employment relationship and is permitted by law (for example, health data required to administer health benefits).

Together, all the data mentioned above is referred to as “Personal Data”.

You give your consent to the Company to:

(a)
process the Personal Data for its, and its Affiliates’, business purposes. Those purposes include legal, personnel, administrative and management purposes (including, for example, payroll administration, correspondence, IT systems development, operation and maintenance, building access controls, performance review, and talent management);

(b)	make the Personal Data available to its Affiliates for them to process for their own benefit for the same purposes as described above;

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(c)
make the Personal Data available, and to permit the Company’s Affiliates to make Personal Data available, to third parties who provide products or services to the Company or its Affiliates (such as advisers, payroll administrators, and information services providers) or where required or permitted by law (such as regulatory authorities; potential or future employers; and governmental or quasi-governmental organisations); and

(d)
transfer the Personal Data either within or outside the country in which you are employed, including where the country or territory in question does not maintain data protection standards that are equivalent to those of that country.

You confirm that, before providing us with personal data of Your Contacts, you will obtain their consent to the processing of their personal data as described above. You or Your Contacts may request access to, or the correction or deletion of, the Personal Data that we hold, by contacting your People & Culture department.

Confidential Information

Consistent with your obligations under Swiss law, you undertake not to disclose any Confidential Information, whether during or after your employment by the Company, and upon termination of your employment to return any Confidential Information in tangible or electronic form in your possession. For these purposes “Confidential Information” means any trade secrets and other proprietary information pertaining to the Company or its affiliates, which has not been made available to the general public by an authorized representative of the Company or its affiliates, whether patentable or not, including for example any idea, formula, technique, invention, process, program, business, marketing and sales plans, financial, organizational and sales data, and similar information.

Expatriate Status

In accepting the terms and conditions of employment contained herein, you acknowledge that you have accepted an assignment to work outside Switzerland for an affiliate of the Company or an entity that does business with the Company. The terms of the assignment are set out in a separate letter.

Company Property

Upon termination of your employment, you should return to the Company and/or its affiliates all paper and electronic files and documents, tapes, CD’s, and copies thereof and other items belonging to the Company and its affiliates, irrespective of their source and origin, including, if any, Company corporate cards, telephone, telephone cards, keys, access and identification cards, computers, blackberry, car, and, if requested, will certify that this has been done to the best of your belief and that you also comply with all Company Records & Information Management (RIM) policies, procedures, and guidelines before your departure.

The settlement of any outstanding expenses due to the Company, including, but not limited to any outstanding balance on the account of the corporate card issued in your name will be set-off with any payable sums.

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Termination of employment

This contract shall be terminable in accordance with Swiss law. Each party may terminate the employment for the end of a month by giving three months notice.

As of May 1, 2020 should the Company unilaterally terminate your employment for a reason which does not constitute a “Cause” as defined in this section, and provided you shall execute the separation agreement proposed by the Company, the Company shall offer you the following severance conditions (gross amounts):

(a)
A severance lump sum payment calculated based on the number of years of service with the Company, calculated as one month base salary (1/12 of your annual base salary) for each year of service, capped at 18 monthly salaries

(b)
An amount in lieu of your prorated incentive compensation for the year of termination, calculated based on actual individual and PMI company performance ratings if termination date is after June 30, otherwise calculated based on the ratings of 100

(c)
A lump sum payment equal to 18 monthly salaries (calculated based on 1/12 of your annual base salary) in exchange for your agreement not to compete with the Company and its affiliates for a period of 24 months following the termination date

(d)	All unvested Restricted Stock Units (RSUs) grants made to you will fully vest. The shares acquired must be held for at least one year following the accelerated vesting date

(e)
Your unvested Performance Share Units (PSUs) will vest at the scheduled vesting date to the extent the PMI performance targets are achieved as certified by the Compensation and Leadership Development Committee of the Board of Directors of Philip Morris International Inc. as set out in the applicable award agreements

(f)	Outplacement service that can be payable in cash.

The PMI policy regarding the adjustment or recovery of compensation shall also apply to the severance conditions stipulated under this section.

The treatment of compensation granted under the PMI performance incentive plans upon a change of control shall be governed by the applicable performance incentive plan.

Any individual tax and social security obligations that may arise under the severance conditions stipulated under this section in any jurisdiction are solely the employee's. The Company will have no responsibility, directly or indirectly, with respect to such obligations, including any obligation to pay, reimburse or gross up any payments to the employee.

For the purposes of this section, “Cause” means termination because of:
(i) continued failure to substantially perform the employee’s job duties (other than resulting from incapacity due to disability) after a written demand by the Company (or any of its subsidiaries or affiliates, as the case may be) that identifies the manner in which the Company (or any of its subsidiaries or affiliates, as the case may be) has reasonably determined that the employee has not performed his or her duties; or
(ii) gross negligence in the performance of the employee’s job duties, willful misconduct, or a material violation of Company policy (including the PMI Guidebook for success), that the Company has reasonably determined has resulted in, or is likely to result in, a material and demonstrable detriment to the

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business, operations, properties, financial condition or reputation of the Company (or any of its subsidiaries or affiliates); or
(iii) the employee’s conviction of a felony or a plea of nolo contendere by the employee with respect to a felony.

Miscellaneous

This contract, when countersigned by you, will represent the complete agreement between you and the Company concerning its subject matter and will supersede and replace any previous agreements or understandings between you and the Company or any of its affiliates. This agreement may not be modified or waived in any respect except in a written document duly signed by you and the Company.

This agreement will be governed by and construed in accordance with Swiss law.

Please indicate your acceptance of the foregoing by countersigning and returning the enclosed copy of this letter to the attention of People & Culture Operations Switzerland.

Yours sincerely,

PHILIP MORRIS SERVICES S.A.

/s/ CONSTANTIN ROMANOV Constantin Romanov Global Head of Total Rewards	/s/ RALF ZYSK Ralf Zysk Global Head of People Sustainability, Employee Relations

Acknowledged and agreed:

/s/ MARTIN KING Martin King	Date: 12 June 2020

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